Filed Pursuant to 424(b) (3)
                                                      Registration No. 333-70676

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

              Third Supplement to Prospectus dated December 2, 2002

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         This Third Supplement amends and supplements the Prospectus, dated
December 2, 2002, as supplemented and amended by the First Supplement, dated September 20, 2005, and by the Second Supplement dated July 17, 2006

                                   ----------

         This Third Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. References to the Prospectus include the Prospectus, dated December 2, 2002, and all supplements and amendments thereto.

         As described in the Prospectus, Perma-Fix Environmental Services, Inc. (the "Company") has registered the offer and sale from time to time of up to 17,931,966 shares of the Company's common stock by the individuals and entities named in the table beginning on page 22 of the Prospectus under the section entitled "SELLING STOCKHOLDERS."

         As disclosed in the Prospectus, the Company issued to Jack Lahav a Warrant, dated July 30, 2001, to purchase up to 571,429 shares of common stock that are covered by the Prospectus. On July 28, 2006, Mr. Lahav assigned such Warrant to The American Friends of Israel National Museum of Science as a bona fide gift. This Third Supplement supplements and amends the Selling Stockholders table beginning on page 22 of the Prospectus by (a) adding The American Friends of Israel National Museum of Science as a Selling Stockholder, and (b) reducing the offering and beneficial ownership information applicable to Jack Lahav to account for the assignment of such Warrant. The number of shares of common stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholders listed below, the Selling Stockholders table beginning on page 22 of the Prospectus remains unchanged.

                                                                                 COMMON STOCK
                                                                               BENEFICIALLY OWNED
                                      COMMON STOCK                              AFTER OFFERING
                                   BENEFICIALLY OWNED    COMMON STOCK       ----------------------
     SELLING STOCKHOLDER            PRIOR TO OFFERING   BEING OFFERED        NUMBER     % OF CLASS
-------------------------------    ------------------   -------------       --------    ----------
The American Friends of Israel
National Museum of Science                    571,429         571,429(18)          -             *

Jack Lahav                                    586,597         571,429        120,821(5)          *

* Less than 1.0%.

(5) This amount includes 56,000 shares that Mr. Lahav may acquire within the next 60 days under options granted by the Company. Mr. Lahav acquired beneficial ownership of 105,653 shares listed after December 2, 2002.

(18) The shares listed are issuable under a Unit Warrant, the terms of which are described under "Private Placement; Unit Warrants; and Placement Agent Warrants" beginning on page 14 of the Prospectus.

        THE DATE OF THIS THIRD AMENDMENT TO PROSPECTUS IS AUGUST 3, 2006.